Exhibit 99.1
News Release
For Immediate Release
August 3, 2011
Contact: Randy Burchfield
Corporate Marketing
662-620-4920
BancorpSouth Appoints Director Warren A. Hood, Jr. to the Audit Committee
TUPELO, Miss., Aug 3, 2011— BancorpSouth, Inc. (NYSE: BXS) announced today that the Board of Directors has appointed current director Warren A. Hood, Jr. to the Audit Committee. Effective August 5, 2011, Mr. Hood will replace director R. Madison Murphy, who recently announced his resignation from the Board of Directors and who serves on the Audit Committee.
Mr. Hood is the Chairman of the Board and Chief Executive Officer of Hood Companies Inc., which includes three separate corporations with 60 manufacturing and distribution sites throughout the United States, Canada, and Mexico. Hood Companies markets its building materials and industrial and consumer packaging products in North America, the Caribbean and Western Europe. Mr. Hood was elected a director of BancorpSouth, Inc. in April 2011, having served as a director of BancorpSouth Bank since 2007. Mr. Hood has been a director of Southern Company (NYSE: SO) since 2007 and is a member of its audit committee. He served as a director of Mississippi Power Company from 2004 to 2007. He is a former director of First American Corporation and its subsidiary, First American National Bank, and previously served as a director of Deposit Guaranty Corporation from 1990 until its merger into First American Corporation in 1998.
“We are pleased to announce Warren Hood’s appointment to the Audit Committee of the Board of Directors,” remarked Aubrey Patterson, BancorpSouth Chairman and CEO. “BancorpSouth has benefited from the wealth of business, risk management and financial experience Warren brings to our board from the successful expansion of his own business and through his extensive service on the boards of other publicly held companies. His service on the Audit Committee for the board of Southern Company is directly relevant to his new responsibilities on the Audit Committee for the Board of BancorpSouth, Inc. We look forward to Warren’s continuing contributions to the long-term success of BancorpSouth.”
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.4 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 312 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.
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P. O. Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000
BancorpSouth, Inc. is a financial holding company.